As filed with the Securities and Exchange Commission on May 7, 2004 Reg. No.
                                  333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    _________________________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ___________________________________
                         BevSystems International, Inc.
             (Exact name of registrant as specified in its charter)

            Florida                                       84-1352529
 (State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                          identification No.)


                      334 South Hyde Park Avenue, Suite 111
                              Tampa, Florida 33606
               (Address of principal executive offices) (Zip Code)
                ________________________________________________

                            2004 INCENTIVE STOCK PLAN
                              (Full title of plan)
                        ________________________________

                                 Rand Gray, CEO
                      334 South Hyde Park Avenue, Suite 111
                              Tampa, Florida 33606
                     (Name and address of agent for service)

                                 (727) 375-0290
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                            Richard A. Friedman, Esq.
                            Stephen M. Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                                  212-930-9700

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
                                              Proposed maximum     Proposed maximum
Title of securities     Amount to be          offering price       Aggregate offering    Amount of
to be registered        Registered            per share*           Price                 Registration fee
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock            35,000,000                     $0.03              $1,050,000          $133.04
($.0007 par value)
----------------------- --------------------- -------------------- --------------------- --------------------

* Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average of the high and low selling prices per share of Common Stock of BevSystems International, Inc. on May 3, 2004.

Prospectus

                         Bevsystems International, INC.

                        35,000,000 SHARES OF COMMON STOCK

                            issuable pursuant to the

                            2004 STOCK INCENTIVE PLAN

     This prospectus relates to the sale of up to 35,000,000 shares of common stock of Bevsystems International, Inc. offered by certain holders of our shares of common stock to be issued in connection with our 2004 Stock Incentive Plan. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders. Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

     Our common stock trades on the pink sheets under the symbol "BEVI." On April 30, 2004, the closing sale price of the common stock was $.03 per share. The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is May 6, 2004.

                                       2

                                TABLE OF CONTENTS
                                                                                                Page

Prospectus Summary                                                                               4
Risk Factors                                                                                     5
Selling Stockholders                                                                             10
Plan of Distribution                                                                             12
Interests of Named Experts and Counsel                                                           13
Incorporation of Certain Documents by Reference                                                  13
Disclosure of Commission Position on Indemnification For Securities Act Liabilities              13
Available Information

                               Prospectus Summary
General Overview

Summary

     We are a provider of oxygenated water. We bottle our product through co-packing agreements and distribute our product primarily through an international distribution network. On July 12, 2001, we acquired the assets of the beverage division of Life International, a provider of oxygenated water. The assets included oxygenation equipment, bottles, proprietary seals, marketing materials, office equipment, trademarks, patent rights and other intangible assets. On February 25, 2002, we consummated a merger with Aqua Clara Bottling and Distribution, Inc. and its subsidiary. On March 31, 2004, an Involuntary Petition under Chapter 7 of the U.S. Bankruptcy Code was filed against Bevsystems International, Inc. in the United States Bankruptcy Court for the Middle District of Florida (Case No. 04-6K-6248-KRM). The Company has filed a motion to convert the involuntary Chapter 7 liquidation case filed against it to a reorganization proceeding under Chapter 11 of the U.S. Bankruptcy Code.

In addition, on April 8, 2004, we entered into an agreement whereby we acquired Sun Rayz Water, Inc. ("Sun Rayz Water") Sun Rayz Water holds a sub-license to use the "FLA-USA" label on water products. Prior to the Company's acquisition of Sun Rayz Water, Sun Rayz Water was a wholly-owned subsidiary of Sun Rayz Beverages, inc. ("SRB"), which is a wholly-owned subsidiary of Sun Rayz Products, Inc. ("Sun Rayz Products"). Mr. Segal and Mr. Goeree, two of our executive officers and/or directors, are officers, directors and shareholders of Sun Rayz Products. Sun Rayz Water's sole asset is a Marketing, Distribution and Copacking Sub-Licensing Agreement entered with SRB (the "Sub-License") in March 2004. The Sub-License provides Sun Rayz Water with the non-exclusive, worldwide right to use the "FLA-USA" label in connection with the marketing, sale and distribution of bottled water products on a retail and wholesale basis. In anticipation of entering into the Share Exchange Agreement and as consideration for the entering into the Sub-License, Sun Rayz Water agreed to pay to SRB (i) 35,000,000 shares of common stock of the Company (ii) 50% of any fees generated as a result of Sun Rayz Water's licensing of the label and any fees incurred by SRB from the original licensor of the FLA-USA label.The FLA-USA label is a proprietary trademark owned by the Florida Tourism Industry Marketing Corporation, doing business as Visit Florida. Visit Florida entered into a License Agreement with Florida Media, Inc. ("Florida Media"), whereby Florida Media received an exclusive license to the FLA-USA label on various products. In November of 2003, SRB entered into a license agreement with Florida Media for the exclusive use of the FLA-USA label on retail beverage products. In consideration for entering into such license, SRB is required to pay a license fee of $1,800,000 to Florida Media (the "Florida Media Fee") during the first four years of the license and all royalty fees owed to Visit Florida (the "Visit Florida Fee") (the Florida Media Fee and the Visit Florida Fee are collectively known as the "Fee"). 65% of the Fee is to be paid in cash and 35% is to be paid in common stock. The cash portion of the Fee does not have to be paid until the fourth year of the license. However, in the event that SRB earns in excess of $3,000,000 in net profit, then the cash portion of the Fee must be paid. Further, if SRB raises a certain level of funding or generates sufficient income from direct sales, then SRB is required to make a minimum monthly payment of $25,000 in connection with the Fees.

     Our principal offices are located at 334 South Hyde Park Avenue, Suite 111, Tampa, Florida 33606, and our telephone number is (727) 375-0290. We are formed under the laws of the state of Florida.

The Offering

Shares of common stock outstanding prior to this offering..............................232,910,980

Shares offered in this prospectus.......................................................35,000,000

Total shares outstanding after this offering...........................................267,910,980

Use of proceeds.................            We will not receive any proceeds  from the sale of the shares of common stock  offered in this prospectus.

Risk Factors

Risks relating to our company

The outcome of our bankruptcy case may have a negative impact on our results of operations and we may cease operations

On March 31, 2004, an Involuntary Petition under Chapter 7 of the U.S. Bankruptcy Code was filed against Bevsystems International, Inc. in the United States Bankruptcy Court for the Middle District of Florida (Case No. 04-6K-6248-KRM). The pace and outcome of our bankruptcy case will be affected by:

          o whether the Bankruptcy Court allows us to covert the proceeding to a Chapter 11 proceedings and allows us to enter a plan of reorganization;

          o whether regulatory and governmental approvals required to implement a confirmed plan are obtained and the timing of such approvals;

          o whether there are any delays in implementation of a plan due to litigation related to regulatory, governmental, or Bankruptcy Court orders; and

          o future equity or debt market conditions, future interest rates, future credit ratings, and other factors that may affect the ability to implement either plan or affect the amount and value of the securities proposed to be issued under either plan.

In the event that the case proceeds under Chapter 7 of the U.S. Bankruptcy Code, we may be forced to curtail or cease our operations, which will have a material adverse effect of on the trading and value of our securities.

Through our acquisition of Sun Rayz Water we have acquired a license to use the "FLA-USA" label and the termination of such license may impact our results of operations.

A portion of our business depends upon a sub-license that has originated with Visit Florida. The Sub-License that we have acquired through our acquisition of Sun has is subject to many risks and uncertainties including many condition which may be out of our control. If SRB, Florida Media or Visit Florida elect to terminate their license with each applicable party for any reason, including failure to pay the required royalties, our results of operations may be severally impacted and we may be forced to cease operations.

We may not be able to raise capital as needed to maintain our operations.

We will need to raise additional funds to promote our brand and support all of our strategies for growth. Additional financing may not be available on favorable terms, if at all. We may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our brands or our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, financial condition and results of operations. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock.

If we lose key personnel, we may not be able to successfully operate our business.

Our future success depends, in large part, on our ability to attract and retain highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly sales, marketing and financial personnel, may seriously harm our business, financial condition and results of operations. We will need to expand our sales operations and marketing operations in order to increase market awareness of our products, generate increased revenue and support the existing and future distributors. New sales personnel and marketing personnel will require training and take time to achieve full productivity. Competition for such personnel is intense. We cannot be certain that we will successfully attract and retain additional qualified personnel.

Our markets are highly competitive, and we cannot assure we will be able to compete effectively.

We compete in a new, rapidly evolving and highly competitive and fragmented market. We expect competition to intensify in the future. We cannot assure you that we will be able to compete effectively. We believe that the main competitive factors in the bottled water market are brand recognition, product quality, product placement and availability and cost. We compete in the oxygenated bottled water market with Talking Rain (Airwater), O to Go and a variety of start- ups, and in general with other bottled waters and sports drinks. Many of our large competitors have strong relationships with mass merchandisers and entrenched shelf space commitments. They may be able to leverage their existing relationships to carry alternative oxygenated water offerings. We also expect that other companies may enter our market with better products, greater financial resources or greater brand recognition. We expect our competitors to continue to improve the dissolved oxygen content and shelf life of their current products and introduce new products. To be competitive, we must continue to invest significant resources in research and development, advertising and marketing. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to be competitive. Increased competition is likely to result in price reductions, reduced gross margin and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

The oxygenated water category may not achieve widespread acceptance, which could cause our business to fail.

The oxygenated water category is relatively new. Less than 1% of all bottled water sold worldwide has enriched oxygen content. Our ability to increase revenue in the future depends on consumers becoming aware of and selecting oxygenated bottled water instead of mineral waters and sports drinks. In order to achieve acceptance, we will have to convince consumers to prefer oxygen-enriched water. If these efforts fail or if oxygen enriched water does not achieve commercial acceptance, our business, financial condition and results of operations could be seriously harmed. As competition increases, our inability to introduce enhanced bottling equipment and packaging could prevent us from competing effectively with others. We expect that the oxygenated water market will be characterized by rapid technological change. We also expect that increased competition in the oxygenated water category will require us to rapidly evolve and adapt our products to remain competitive. The successful operation of our business depends on our ability to develop new bottling technology and packaging enhancements that respond to evolving industry standards on a timely and cost-effective basis. We cannot be certain that we will successfully develop these technologies or capabilities. Our failure to produce technologically competitive products in a cost-effective manner and on a timely basis will seriously harm our business, financial condition and results of operations.

Our reliance on co-packers may adversely affect our revenues and margins.

Our business sells bottled water that is produced by co-packers. While this arrangement will permit us to avoid significant capital expenditures to establish bottling plants of our own, it will expose us to various risks. Our current arrangements do not provide for any capacity reservations or committed delivery times from these co- packers. Since the volumes of Life International's orders have been low to date, Life International has not been adversely affected by the lack of dedicated capacity. If demand for our products increases, we will need committed capacities and pricing. In order to secure committed capacity, we will be required to enter into "take-or-pay" arrangements that commit us to fixed purchase commitments whether or not warranted by our sales. If any of our co-packers were to terminate or fail to renew our arrangements, or should they have difficulties in timely producing oxygenated water for us, our ability to fulfill our commitments to distributors would be adversely affected until we were able to make alternative arrangements, and our business reputation would be adversely affected if any of the co-packers were to produce inferior quality products. To the extent that the co- packers increase their prices, we would in most cases not be able to pass along the increase and our revenues, gross profit and operating income would be adversely affected. In addition, in order to reduce logistics costs, we must establish numerous co-packing relationships with strategically located co-packers. We will need to achieve very large volumes in order to support a geographically diverse co-packer network. Accordingly, our logistics costs are likely to be very high for the foreseeable future.

We depend on entrepreneurial, local distributors to generate most of our revenue and our operating results may be harmed if these companies are not commercially viable.

We expect to generate most of our revenue from small, private distributors. Failure to generate revenue from these distributors would have a negative impact on our business. Many of these distributors are still building their infrastructures and introducing their products. We cannot guarantee that any of these companies will achieve commercial viability. Given that these distributors may be small or start-up operations with uncertain financial resources, we cannot be sure that these distributors will be able to properly market and sell the products in their territories, produce oxygenated water that meets applicable quality standards, or pay their obligations to us. Life International recently terminated a distributor that had been delinquent for over one year in the payment of a minimum royalty for the use of the Life O2 technology. The failure of our distributors to achieve commercial viability or to pay their obligations to us would, in turn, seriously harm our business, financial condition and results of operations.

A loss of one or more of our key distributors could cause a significant decrease in our sales.

We expect to derive a majority of our revenue from a small number of distributors. While many of the agreements with distributors provide minimum annual payments, failure to make such payments in most cases would result in a reevaluation of the relationship rather than the collection of the amount. Accordingly, we cannot be certain that present or future distributors will not terminate their purchasing arrangements with us or significantly reduce or delay their orders. A substantial number of the distributors of Life International have been recently established and we will need to provide substantial assistance in order for them to succeed. Many of the distributors of Life International have not yet reached volumes that are adequate to achieve commercial success. The continued inability of distributors to increase volumes could cause the distributors to discontinue their efforts to bottle and sell our products. Any termination, reduction or delay in orders could seriously harm our business, financial condition and results of operations.

We may not be able to expand our distribution channels, which would harm our ability to generate revenue.

We believe that our future success is dependent upon our ability to establish and maintain successful relationships with a variety of international distributors. To date, we have entered into agreements with distributors covering only a portion of the territory that we plan to cover, and most of the relationships developed to date are new. The distributor typically may terminate these distribution agreements without cause upon short notice. We cannot be certain that we will be able to reach agreement with additional distributors on a timely basis or at all, or that these distributors will devote adequate resources to marketing, selling and supporting our products. We must successfully manage our distributor relationships. Our inability to generate revenue from distributors may harm our business, financial condition and results of operations.

Revenues from distributors based outside the United States have historically accounted for most of the revenue of the business, which exposes us to risks inherent in international operations.

Our international operations will be subject to a variety of risks associated with conducting business internationally, any of which could seriously harm our business, financial condition and results of operations. These risks include:

          o    greater difficulty in collecting accounts receivable;

          o satisfying import or export licensing and product certification requirements;

          o tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

          o potential adverse tax consequences, including restrictions on repatriation of earnings;

          o    fluctuations in currency exchange rates;

          o seasonal reductions in business activity in some parts of the world;

          o    unexpected changes in regulatory requirements;

          o burdens of complying with a wide variety of foreign laws, particularly with respect to intellectual property and license requirements;

          o difficulties and costs of staffing and managing foreign operations;

          o    political instability;

          o    the impact of economic recessions outside of the United States;
               and

          o limited ability to enforce agreements, intellectual property and other rights in some foreign countries.

Defects in our products may seriously harm our credibility and harm our business.

While we have established quality standards, our distributors may not comply with these standards and may ship bottled water products that have lower oxygen content or shorter shelf life than as advertised. These problems would seriously harm our credibility, market acceptance of our products and the value of our brand. We believe that there are inherent limitations in the shelf life of oxygen-enriched water packaged in PET bottles. While we are investigating alternative packaging systems, we cannot assure you that we will be able to discover a commercially viable solution. The failure to utilize packaging that provides a consumer with high oxygen content following extended periods of shipping, handling and stocking of our products may result in consumer dissatisfaction with our products and harm our brand. We also believe that additional education and monitoring of our distributors and co-packers will be required to assure compliance with our quality standards. We will need to hire and train regional field managers to improve the performance of the distributors. The occurrence of some of these types of problems may seriously harm our business, financial condition and results of operations.

Government regulation could restrict our business or increase our cost of doing business.

The bottled water industry is highly regulated in the United States by the Food and Drug Administration, state agencies and self-regulatory organizations, such as the International Bottled Water Association. There are equivalent governmental and self-regulatory agencies in other countries. These agencies impose strict production, quality, labeling and packaging requirements on producers of bottled water. New and more stringent government regulations may be adopted in the future that may adversely impact on our business.

We may be liable for product liability damages.

Our distributors and we will be selling ingested consumer products into the stream of commerce. We may, therefore, be subject to claims by consumers if the bottled water that our appointed bottlers or we or distributors sell injures them. Life International in the past has maintained product liability insurance in amounts it deemed sufficient and we plan to obtain product liability insurance. We cannot assure you that we will obtain and maintain adequate or affordable product liability insurance. If we incur uninsured product liability claims our business, financial condition and results of operations could be materially and adversely affected.

We are currently a party to several lawsuits and if significant judgments are entered against us we may forced to cease operations as a result of these actions.

We are currently defending several lawsuits that have been filed against our company. In connection with these lawsuits, significant judgments may be entered against us and we may forced to cease operations as a result of these actions. The following is a list of our current material legal proceedings:

     o Thorp & Company v. BEVsystems Int'l, Inc., et al., Case No. 02-27983-CA-13. This action was filed in the Eleventh Judicial Circuit for Miami-Dade County on November 8, 2002. The Plaintiff is asserting a claim to recover $35,000 of accounts payable. The Plaintiff in this case has filed a motion for default judgment.

     o Freeman Decorating Co. v. BEVsystems Int'l, Inc., et al., Case No. 02-22432-CA (09). This action was filed in the Seventh Judicial Circuit for Dade County on September 10, 2002. The Plaintiff in the action seeks payment for advertising services rendered. A default judgment for approximately $18,995 has been entered against our company. We have served a temporary standstill on collection activities.

     o Young & Rubicam, L.P. v. BEVsystems Int'l, Inc., et al., Case No. 02-31444-CA-08. This action was filed in the Eleventh Judicial District for Miami-Dade County. The Plaintiff in the action seeks to recover approximately $57,410 for non-payment of office rent. We have received the complaint and the answer is due.

     o Brickell Bay Capital Fund, LLC v. BEVsystems Int'l, Inc., et al., Case No. 03-4936-CI-015. This action was filed in the Sixth Judicial Circuit for Pinellas County, Florida on June 26, 2003. The suit is a foreclosure action against us by a secured mortgage holder for non-payment. The Plaintiff seeks to recover possession of the collateral, consisting of real property and machinery. The principal amount of the note is approximately $300,000. In addition to this amount, back interest, attorneys' fees and costs are being sought in the amount of approximately $50,000. The complaint in this action has been received by us and our answer has been filed and we are awaiting discovery.

     o Burkhardt, et al. v. BEVsystems Int'l, Inc., et al., Case No. 03-13379-CA-08. This action was filed in the Eleventh Judicial Circuit for Miami-Dade County, Florida on June 6, 2003. The Plaintiff served a 13-count complaint which includes claims of breach of contract, ejectment and foreclosure of a security agreement. Further, the Plaintiff is claiming that he is entitled to receive shares of Preferred Stock, which are convertible into 15% of the issued and outstanding shares of our company. The Plaintiff has not specified an amount of damages. The satisfaction of the conditions upon which we agreed to issue such shares and the consideration for the issuance of such shares are in dispute. Accordingly, we believe the individual is no longer entitled to receive such shares. We filed a motion to transfer venue and the motion is pending. Our company and counsel handling the action believe that we will prevail in the defense of these transactions due to the Plaintiff's failure to satisfy our consideration obligations. Although we believe that such action is without merit, and we will vigorously defending such action, there can be no assurance that such action will not be successful.

     o Bell Industries, Inc. v. BEVsystems Int'l, Inc., et al., Case No. 03-362-CC-26 (04). This action was filed in the Sixth Judicial Circuit for Pinellas County, Florida on January 16, 2003. The Plaintiff commenced the action to recover approximately $17,683 for advertising services rendered. The Plaintiff obtained a default judgment on April 9, 2003. We have served a temporary standstill on collection activities.

     o GBS v. BEVsystems Int'l, Inc., Case No. 02-5341-A-21. This action was filed in Pinellas County, Florida. The Plaintiff seeks recovery of approximately $28,084 allegedly owed to it for accounts payable by the Company. The extent of potential liability on the claim is being determined by way of discovery and due diligence.

     o Plunkett v. BEVsystems Int'l, Inc, et al. This action was filed in the Sixth Judicial Circuit for Pinellas County on February 11, 2003. Former employees of our company filed the action to recover severance pay as a result of their termination and/or for salary accruals. The Plaintiffs in this case obtained a judgment in the amount of approximately $438,620, have attached our bottling equipment in Clearwater, Florida and are forcing a sheriff's auction to dispose of the equipment. The proceeds will go to the Lien Holder, Brickell Bay Fund. We have filed an appeal with the courts to hear the matter and still expects to prevail.

     o The real estate in Clearwater, Florida is in foreclosure with the first and second mortgage holder, Yale Mortgage and Brickell Bay Fund. Mortgages amount to approximately $720,000.

     o Rand L. Gray vs. Aqua Clara, et al CASE NO: 0-2122-CI-021: A Pinellas County action seeking monies for back wages and breach of employment agreement by a former director of Aqua Clara Bottling and Distribution, Inc. who is now serving as a director and officer of our company. The initial claim included a mortgage foreclosure action, which was paid under protest to clear title. A judgment has been entered against us in the amount of $734,000. We are currently negotiating a settlement with Mr. Gray in connection with the payment of this judgment.

If any of plaintiffs listed in the above actions, or any other plaintiffs in any other action in which we are a defendant, are successful are revenues will be negatively impacted and may be forced to cease operations.

Holders of our stock may be subject to foreign personal holding company, passive foreign investment company, controlled foreign corporation and personal holding company rules.

To the extent that we earn a majority of our income from the payment of royalties, together with other "passive" income (for United States federal income tax purposes), we may be treated as a foreign personal holding company or a passive foreign investment company. In that event, holders of our common stock that are United States persons would be required to pay tax on their pro rata share of our relevant non-United States subsidiary's undistributed foreign personal holding company income. If we were a passive foreign investment company, then any holder of our common stock that is a United States person could be liable to pay tax at the then prevailing rates on ordinary income plus an interest charge upon some distributions by our company or when that shareholder sold our common stock at a gain.

Furthermore, additional tax considerations would apply if our company or any of our affiliates were a controlled foreign corporation or a personal holding company.

Risks Related To Our Stock

We have anti-takeover provisions, which could inhibit potential investors or delay or prevent a change of control that may favor you.

Some of the provisions of our certificate of incorporation, our bylaws and Florida law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 5,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

Our auditors included an explanatory paragraph in their report stating that there is substantial doubt about our ability to continue as a going concern, and if we cannot operate as a going concern, our stock price will decline and you may lose your entire investment.

Our auditors included an explanatory paragraph in their report on our financial statements for the year ended March 29, 2003 which states that, due to recurring losses from operations since our inception, there is substantial doubt about our ability to continue as a going concern. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

Our common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and

     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the Penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     o obtain financial information and investment experience objectives of the person; and

     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and

     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Selling Stockholders

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders upon exercise of the warrants, if any. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                     Shares Beneficially Owned                                  Shares Beneficially Owned
                                -----------------------------------                    -------------------------------------------
                                       Prior to the Offering                                        After the Offering
                                                                          Total
                                                                     ----------------
             Name                     Number            Percent       Shares Offered        Number                Percent
Joel Stohlman(1)(2)                      6,768,602            2.91%         3,000,000         3,768,602             1.41%
Rand L. Gray(1)(3)                      10,000,000            4.29%        10,000,000                 0                 *
Michael J. Goeree(1)(4)                 61,200,000           26.28%         4,000,000        57,200,000            21.35%
Lior Segal(1)(5)                        10,500,000            4.51%         5,000,000         5,500,000             2.05%
Darren Cioffi(1)(6)                      6,000,000            2.58%         4,000,000         2,000,000                 *

All Officers and Directors as
a group                         ------------------           40.56%        26,000,000        68,468,602            25.56%
                                        94,468,602
         * Less than one percent.

          The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. Shares owned prior to the offering include the shares issuable upon exercise of the options set forth in the "Total Shares Offered" column. The above percentages are based on 22,380,740 shares of common stock outstanding prior to the offering and 23,390,740 shares of common stock outstanding after the offering.

          Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. Percentages are based upon the assumption that each shareholder has exercised all of the currently exercisable options he or she owns which are currently exercisable or exercisable within 60 days and that no other shareholder has exercised any options he or she owns. The address of each of the above selling shareholders is c/o Bevsystems International, Inc., 334 South Hyde Park Avenue, Suite 111 ,Tampa, Florida 33606.

     (1) Officer and/or director.

     (2) Includes 3,768,602 shares of common stock and 3,000,000 shares of common stock to be issued under the 2004 Stock Inventive Plan.

     (3) Includes 10,000,000 shares of common stock to be issued under the 2004 Stock Incentive Plan.

     (4) Includes 57,200,000 shares that are indirectly beneficially owned through ownership of the common stock of Sun Rayz Products, Inc., the sole shareholder of Sun Rayz Beverages, Inc., which is a shareholder of our company, and 4,000,000 shares of common stock to be issued under the 2004 Stock Incentive Plan.

     (5) Includes 5,500,000 shares that are indirectly beneficially owned through ownership of the common stock of Sun Rayz Products, Inc., the sole shareholder of Sun Rayz Beverages, Inc., which is a shareholder of our company, and 5,000,000 shares of common stock to be issued under the 2004 Stock Incentive Plan.

     (6) Includes 2,000,000 shares of common stock and 4,000,000 shares of common stock to be issued under the 2004 Stock Inventive Plan.

                              Plan of Distribution

     Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the Pink Sheets, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the Pink Sheets, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                      Information Incorporated by Reference

     The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

          o Reference is made to the Registrant's annual report on Form 10-KSB/A, as filed with the SEC on September 16, 2003, which is hereby incorporated by reference.

          o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on February 10, 2004, which is hereby incorporated by reference.

          o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on February 5, 2004, which is hereby incorporated by reference.

          o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on April 27, 2004, which is hereby incorporated by reference.

          o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on April 30, 2004, which is hereby incorporated by reference.

          o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on May_4, 2004, which is hereby incorporated by reference.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Rand Gray, CEO, Bevsystems International, Inc., 334 South Hyde Park Avenue, Suite 111, Tampa, Florida 33606.

              Disclosure Of Commission Position On Indemnification
                         For Securities Act Liabilities

     Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Washington law, a director or officer of our company shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate the right of our company and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                     Additional Information Available to You

     This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC:
Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on Pink Sheets.

     No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.




                            ------------------------





                        35,000,000 SHARES OF COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                                 _______________

                                   May 6, 2004

                                     PART I

Item 1.  Plan Information.

     The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant's 2004 Incentive Stock Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information, the 2004 Incentive Stock Plan.

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2004 Incentive Stock Plan are available without charge by contacting:

Rand Gray, CEO
334 South Hyde Park Avenue, Suite 111
Tampa, Florida 33606
(727) 375-0290

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

          o Reference is made to the Registrant's annual report on Form 10-KSB/A, as filed with the SEC on September 16, 2003, which is hereby incorporated by reference.

          o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on February 10, 2004, which is hereby incorporated by reference.

          o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on February 5, 2004, which is hereby incorporated by reference.

          o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on April 27, 2004, which is hereby incorporated by reference.

          o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on April 30, 2004, which is hereby incorporated by reference.

          o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on May_5, 2004, which is hereby incorporated by reference.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Directors and Officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Florida law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

     Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

         None.


Item 8.  Exhibits.

         EXHIBIT
         NUMBER                 EXHIBIT

         4.1              2004 Incentive Stock Plan

         5.1              Opinion of Sichenzia Ross Friedman Ference LLP

         23.1             Consent of Massella & Associates, CPA, PLLC

         23.2             Consent of Gerson, Preston, Robinson & Company, P.A.

         23.3 Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1.

Item 9.  Undertakings.

         (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida on May 3, 2004


                                  BEVSYSTEMS INTERNATIONAL, INC..

                                     /s/ Rand L. Gray
                                     -------------------
                                     Rand L. Gray
                                     Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                     Title                                 Date

/s/ Michael Goeree            Chairman of the Board                 May 3, 2004
Michael Goeree

/s/ Rand L. Gray              President, CEO and Director           May 3, 2004
Rand L. Gray

/s/Lior Segal                 Secretary and Director                May 3, 2004
Lior Segal

/s/Darren Cioffi              Chief Financial Officer               May 3, 2004
Darren Cioffi